Exhibit 99.1

As previously announced, TDS and USM will hold a joint teleconference on May 5, 2003 at 10:00 am Chicago time. Interested parties may listen to the call live on the TDS Web site at www.teldta.com in the Conference Call section of Investor Relations.

Contact:	Kenneth R. Meyers, Executive Vice President - Finance - U.S. Cellular (773) 399-8900 kmeyers@uscellular.com

Mark A. Steinkrauss, Vice President, Corporate Relations -TDS (312) 592-5384 mark.steinkrauss@teldta.com

FOR RELEASE: IMMEDIATE

U.S. CELLULAR REPORTS FIRST QUARTER RESULTS

May 5, 2003, Chicago, Illinois — United States Cellular Corporation [AMEX:USM] reported service revenues of $564.6 million for the first quarter of 2003, up 22% from $461.1 million in the comparable period a year ago. The company recorded an operating loss of $6.2 million in the first quarter of 2003 compared to operating income of $79.7 million in the first quarter of 2002. Operating expenses include a $23.5 million loss related to the assets to be transferred to AT&T Wireless (NYSE:AWE) relating to the exchange transaction announced in March 2003. In addition, operating income in the first quarter of 2003 was impacted by higher expenses related to increased customer growth and minutes of use and a larger fixed asset base.

Basic earnings per share were a loss of $.17 compared to $.56 in the first quarter a year ago. Basic earnings per share before cumulative effect of accounting change were a loss of $.17 compared to $.52 in the comparable period a year ago. The latter earnings per share measurement excludes the cumulative effect on years prior to 2002 of U.S. Cellular’s decision to defer commissions expenses, equal to the amount of activation fee revenues deferred, pursuant to Staff Accounting Bulletin (“SAB”) No. 101 beginning in 2002.

The company’s operating results do not treat the operations of the markets included in the exchange of assets with AWE as discontinued operations, as was disclosed in the company’s 2002 annual report to shareholders. The company and its independent accountants worked very closely to ensure that the accounting for the markets being exchanged was both appropriate and accurate. After a thorough review, the company and its independent accountants concluded that the accounting for these operations should not be accounted for as discontinued operations. Service revenues from the markets to be transferred to AWE totaled approximately $29 million in the first quarter of 2003. In addition, the results for the first quarter of 2002 do not include any operating results from the company’s Chicago operations, which were acquired in August 2002.

First Quarter Highlights

•	Customer units totaled 4,240,000, a 21% increase from 3,504,000 customers one year earlier.
•	Net customer unit activations from distribution channels totaled 137,000 during the quarter, compared to 31,000 activations for the same quarter of 2002.

•	For the quarter, the company recorded postpay churn of 1.6%, which is very favorable to industry averages.

•	Monthly retail revenue per customer increased 4% year-over-year, to $37.05 in the quarter compared to $35.79 in the same period a year ago.

“The first quarter was one of substantial growth for U.S. Cellular,” said John E. Rooney, president and chief executive officer. “Net add growth of 137,000 for the quarter was pervasive, as all of our market areas grew year over year. We were particularly pleased to see strong growth from our recently acquired Chicago market, continuing the trend we have been experiencing since we launched the market last November. Much of the growth in Chicago and in our other markets is due to our intense focus on customer satisfaction and delivering the very best in customer service every day of the week.

“However, operating expenses grew considerably in the quarter due to a variety of factors. First, we spent heavily in Chicago to support the market’s fast pace of growth. This spending came mostly in the form of selling, marketing and advertising expenses. Secondly, with 21% more customers, 31% more cell sites and the ensuing steep uptick in minutes of use, systems operations expenses grew sharply. Third, our depreciation expense was up 45% due to the growth of the business and the conversion of our network to CDMA 1XRTT technology – an upgrade that allows faster access to information, enhanced voice capacity, improved call coverage and clarity. Fourth, our marketing and retention costs grew as a result of our initiatives aimed at ensuring brand awareness and low customer churn. We continue to see the benefits of this spending, as postpay churn in the quarter totaled only 1.6% – once again, one of the lowest rates in the industry.”

During the quarter, U.S. Cellular included in operating expenses a pre-tax loss of $23.5 million ($17.7 million net of tax), related to the difference between the fair value of the assets being transferred to AWE and their book value. Because U.S. Cellular’s tax basis in the assets to be transferred is lower than its book basis, the company anticipates that it will record an additional charge to the income statement of approximately $12 million for taxes and have a current tax liability of approximately $26 million related to the completion of the transaction, which is expected to close in the third quarter of 2003.

U.S. Cellular recognized an investment loss of $3.5 million ($2.1 million net of tax) related to the writedown to fair value of certain intangible assets in the quarter.

Also during the quarter, U.S. Cellular repurchased the remaining $45.2 million of 9% Series A Notes due 2032 with borrowings under its revolving credit facilities. These notes, originally issued for $175 million in conjunction with the completion of the Chicago MTA acquisition in August 2002, have now been retired.

U.S. Cellular Corporation, the nation’s eighth largest wireless service carrier, provides wireless service to more than 4.2 million customers in 149 markets throughout 25 states. The Chicago-based company operates on a customer satisfaction strategy, meeting customer needs by providing a comprehensive range of wireless products and services, superior customer support and a high-quality network.

All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the Company’s plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: changes in circumstances or events that may affect the ability of the Company to acquire or, if it acquires, to start up the operations of the properties involved in the AWE transaction; the ability of the Company to manage and grow the operations of the Chicago MTA; changes in the overall economy; changes in competition in the markets in which the Company operates; advances in telecommunications technology;

2

changes in the telecommunications regulatory environment; changes in the value of investments, including variable prepaid forward contracts; changes in the capital markets that could restrict the availability of financing; pending and future litigation; acquisitions/divestitures of properties and/or licenses; changes in customer growth rates, retail service revenue per unit, churn rates, roaming rates and the mix of products and services offered in the Company’s markets. Investors are encouraged to consider these and other risks and uncertainties that are discussed in documents filed by the Company with the Securities and Exchange Commission.

As previously announced, TDS and U.S. Cellular will hold a joint teleconference on May 5, 2003 at 10:00 am Chicago time. Interested parties may listen to the call live over the Internet by accessing the conference call section of www.uscellular.com, or by going to http://www.firstcallevents.com/service/ajwz380304720gf12.html or by calling 888/245-6674 chair name: Mark Steinkrauss. The conference call will also be archived on the conference call section of the USM Web site at www.uscellular.com. Certain financial and statistical information contained in the conference call presentation will be posted to the conference call page of the Investor Relations section of the U.S. Cellular Web site, together with reconciliations of GAAP to any non-GAAP information to be disclosed, prior to the commencement of the call.

USM’s Internet Home Page: www.uscellular.com

3
UNITED STATES CELLULAR CORPORATION SUMMARY OPERATING DATA

Quarter Ended	3/31/03	12/31/02	9/30/02	6/30/02	3/31/02

Total incremental population equivalents owned (000s)(1)	42,045	42,006	42,037	31,330	31,257

Consolidated Markets:
Total population (000s) (2)	36,759	36,568	36,568	27,548	27,548
Customer units	4,240,000	4,103,000	3,943,000	3,547,000	3,504,000
Net customer unit activations	137,000	160,000	76,000	43,000	31,000
Market penetration (2)	11.53%	11.22%	10.78%	12.88%	12.72%
Markets in operation	149	149	149	148	148
Cell sites in service	3,987	3,914	3,750	3,145	3,049
Average monthly revenue per unit	$45.05	$47.91	$49.31	$47.48	$44.14
Retail service revenue per unit	$37.05	$38.69	$38.95	$37.93	$35.79
Inbound roaming revenue per unit	$4.36	$5.37	$6.52	$5.90	$5.20
Long-distance/other revenue per unit	$3.64	$3.85	$3.84	$3.65	$3.15
Minutes of use (MOU) (3)	377	359	327	280	237
Postpay churn rate per month (4)	1.6%	1.8%	2.0%	1.7%	1.9%
Marketing cost per gross customer unit addition (5)	$358	$369	$348	$386	$362
Capital Expenditures ($000s)	$140,926	$281,615	$192,256	$156,699	$100,075

(1)

Represents pops in cellular operating and investment markets as well as PCS markets which are incremental to, and do not overlap with, cellular markets owned by USM. Pops in all periods represent amounts related to markets U.S. Cellular owned at the end of each respective period and do not include any acquisition or divestiture transactions for which there were definitive agreements but which had not been completed as of the end of the period.

(2)	Market penetration is calculated using 2002 Claritas population estimates for 3/31/03 and 2001 Claritas estimates for all other periods.
(3)	Average monthly local minutes of use per customer (without roaming).
(4)	Excluding 13,000 lines disconnected due to the bankruptcy of a customer, postpay churn rate for 3/31/02 would have been 1.7%.
(5)	Due to changes in accounting for agent rebates, for all periods shown this measurement is no longer calculable using information from the financial statements as reported.

4
UNITED STATES CELLULAR CORPORATION FINANCIAL HIGHLIGHTS Three Months Ended March 31, (Unaudited, dollars in thousands, except per share amounts)

			Increase (Decrease)

	2003	2002	Amount	Percent

Operating Revenues
Service Revenues	$564,601	$461,113	$103,488	22.4%
Equipment Sales	31,313	17,307	14,006	80.9%

	595,914	478,420	117,494	24.6%

Operating Expenses
System Operations	137,965	107,921	30,044	27.8%
Marketing and Selling	108,921	79,226	29,695	37.5%
Cost of Equipment Sold	64,765	30,367	34,398	113.3%
General and Administrative	157,449	108,478	48,971	45.1%
Depreciation	95,872	65,977	29,895	45.3%
Amortization of Deferred Charges and Customer Lists	13,631	6,775	6,856	101.2%
Loss on Assets Held for Sale	23,500	-	23,500	N/M

	602,103	398,744	203,359	51.0%

Operating Income (Loss)	(6,189)	79,676	(85,865)	(107.8%)

Investment Income	12,378	10,461	1,917	18.3%
Interest (Expense)	(15,454)	(9,030)	(6,424)	(71.1%)
(Loss) on Investment	(3,500)	-	(3,500)	N/M
Other Income	261	1,394	(1,133)	(81.3%)

Income (Loss) Before Income Taxes and Minority Interest	(12,504)	82,501	(95,005)	(115.2%)
Income Tax Expense (Benefit)	(1,118)	35,675	(36,793)	(103.1%)

Income (Loss) Before Minority Interest	(11,386)	46,826	(58,212)	(124.3%)
Minority Share of Income	(3,257)	(2,433)	(824)	(33.9%)

Income (Loss) Before Cumulative Effect of Accounting Change	(14,643)	44,393	(59,036)	(133.0%)
Cumulative effect of accounting change, net of tax	-	4,097	(4,097)	N/M

Net Income (Loss)	$(14,643)	$48,490	$(63,133)	(130.2%)

Weighted Average Common and Series A Common Shares (000s) (Basic)	86,121	86,053	68
Earnings Per Common and Series A Common Share ("EPS") (Basic)	$(0.17)	$0.56	$(0.73)	(130.4%)

Basic EPS Before Cumulative Effect of Accounting Change	$(0.17)	$0.52	$(0.69)	(132.7%)
Basic EPS from Cumulative Effect of Accounting Change	$-	$0.04	$(0.04)	N/M
Earnings Per Common and Series A Common Share ("EPS") (Diluted)	$(0.17)	$0.56	$(0.73)	(130.4%)

Diluted EPS Before Cumulative Effect of Accounting Change	$(0.17)	$0.51	$(0.68)	(133.3%)
Diluted EPS from Cumulative Effect of Accounting Change	$-	$0.05	$(0.05)	N/M

N/M — Percentage change not meaningful.

5
UNITED STATES CELLULAR CORPORATION CONSOLIDATED BALANCE SHEET HIGHLIGHTS (Unaudited, dollars in thousands) ASSETS

	March 31, 2003	December 31, 2002

Current Assets
Cash and cash equivalents
General funds	$17,676	$14,155
Affiliated cash equivalents	212	709

	17,888	14,864
Accounts receivable	245,905	315,251
Inventory	76,563	55,490
Collateral investment pledged	32,200	-
Prepaid expenses and other current assets	61,143	67,668

	433,699	453,273

Investments
Licenses	979,760	1,038,556
Goodwill	546,702	643,629
Customer list, net	35,599	40,087
Marketable equity securities	156,394	185,961
Marketable equity securities--loaned	30,610	-
Investments in unconsolidated entities, net	161,708	161,451
Notes and interest receivable--long-term	6,568	7,287

	1,917,341	2,076,971

Property, Plant and Equipment
In service and under construction	3,074,844	3,085,583
Less accumulated depreciation	1,083,890	1,051,792

	1,990,954	2,033,791

Deferred Charges
System development costs, net	108,892	114,642
Other, net	20,704	21,164

	129,596	135,806

Assets of Operations Held for Sale	226,422	-

Total Assets	$4,698,012	$4,699,841

NOTE: Certain December 31, 2002 amounts have been changed to conform to current period presentation.

6a
UNITED STATES CELLULAR CORPORATION CONSOLIDATED BALANCE SHEET HIGHLIGHTS (Unaudited, dollars in thousands) LIABILITIES AND SHAREHOLDERS’ EQUITY

	March 31, 2003	December 31, 2002

Current Liabilities
9% senior notes	$-	$45,200
Notes payable	532,000	460,000
Accounts payable
Affiliates	6,436	4,958
Trade	242,275	301,929
Customer deposits and deferred revenues	86,676	82,639
Accrued interest	4,903	9,295
Accrued taxes	27,814	24,401
Accrued compensation	22,066	30,279
Collateral loan payable	32,200	-
Other current liabilities	19,651	20,323

	974,021	979,024

Long-term Debt
Long-term debt-affiliates	105,000	105,000
6% zero coupon convertible debentures	150,829	148,604
7.25% unsecured notes	250,000	250,000
Variable prepaid forward contract	159,856	159,856
8.75% notes	130,000	130,000
Other	13,000	13,000

	808,685	806,460

Deferred Liabilities and Credits	444,483	444,255

Minority Interest	57,975	55,068

Liabilities of Operations Held for Sale	9,823	-

Common Shareholders' Equity
Common Shares, par value $1 per share	55,046	55,046
Series A Common Shares, par value $1 per share	33,006	33,006
Additional paid-in capital	1,306,510	1,307,185
Treasury Shares	(116,479)	(117,262)
Accumulated other comprehensive income	12,831	10,306
Retained earnings	1,112,111	1,126,753

	2,403,025	2,415,034

Total Liabilities and Shareholders' Equity	$4,698,012	$4,699,841

NOTE: Certain December 31, 2002 amounts have been changed to conform to current period presentation.

6b